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                                                                   Exhibit 10(r)

                               SERVICE AGREEMENT


                                     between

    S & H Verwaltungsgesellschaft mbH, Hoerdener Strasse 3-7, 76593 Gernsbach represented by its sole shareholder, PHG Tea Leaves, Inc.

                  - hereinafter referred to as the "Company" -

                                       and

                  Mr. Martin Rapp, Simrockallee 8c, 53173 Bonn


Mr. Rapp will he appointed Vice President & General Manager of the Composite Fibers Business Unit ("CFBU") of P.H. Glatfelter Company ("Glatfelter") and managing director of the Company. In connection with such appointments the Company and Mr. Rapp enter into the following service agreement


                                     ART. 1
                           DUTIES AND RESPONSIBILITIES

1. This Agreement shall commence on 1 August 2006, subject to any agreement by the parties to determine an earlier commencement date. On the commencement date Mr. Rapp shall commence his activities as Vice President & General Manager of the CFBU of Glatfelter and as regular managing director of the Company. Notice to terminate must not be given prior to the commencement date.

2. Mr. Rapp shall be responsible for the management of the Company, Schoeller & Hoesch GmbH & Co. KG (the "KG") and the CFBU with overall P&L responsibility for the CEBU. Mr. Rapp shall report to the Executive Vice President & Chief Operating Officer of Glatfelter. The shareholders' meeting shall be entitled at any time to determine Mr. Rapp's areas of responsibility and reporting line differently. Mr. Rapp's status as Vice President & General Manager of the CFBU of Glatfelter and as managing director of the Company shall remain unaffected thereby.

3. Mr. Rapp shall represent the Company jointly with another managing director or an officer having commercial power of attorney (Prokurist). The Company may grant Mr. Rapp sole power of representation and may release him from the restrictions under sec. 181 Civil Code (Burgerliches Gesetzbuch).

4. Mr. Rapp shall perform his duties and responsibilities with the care of a prudent businessman in accordance with the statutory provisions, the Articles of Association of the Company and the KG, any by-laws of the Company or the KG and any general or spe-



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     cific instructions by the Executive Vice President and Chief Operating
     Officer or the Chief Executive Officer of Glatfelter. During the term of this Agreement Mr. Rapp shall devote all of his efforts and his entire professional know-how and experience to the Company, the KG and the CFBU.


                                     ART. 2
                                      TERM

1. This Agreement is entered into for an indefinite term. It may be ordinarily terminated with a notice period of six (6) months to the end of a calendar quarter.

2.   The right to give notice for cause shall remain unaffected.

3. Notice to terminate must be given in writing. The original of the shareholder resolution on the termination shall accompany the notice.

4. This Agreement ends, without notice to terminate being required, upon the end of the month in which Mr. Rapp reaches the age of 65 years, i.e. on 30 September 2024.

5. The Company shall be entitled at any time, in particular but without limitation if notice has been given, irrespective by whom and for which reason, to release Mr. Rapp from his duty to work with immediate effect provided that the Company shall continue to pay the agreed remuneration and subject to taking into account any vacation Mr. Rapp is entitled to.


                                     ART. 3
                                 SIDE ACTIVITIES

1. Upon the request of the Executive Vice President and Chief Operating Officer of Glatfelter or the shareholders' meeting, Mr. Rapp, in addition to his position as Vice President & General Manager of the CFBU of Glatfelter, shall assume supervisory board and similar offices in affiliated companies as well as in industry or similar associations in which the Company or any of its affiliated companies is a member. Mr. Rapp shall be obliged to resign from such offices without undue delay as soon as this Agreement ends or the Executive Vice President and Chief Operating Officer or the Chief Executive Officer of Glatfelter so requests.

2. Side activities other than those mentioned in para. 1, prior to their assumption, require the written consent of the Executive Vice President and Chief Operating Officer or the Chief Executive Officer of Glatfelter. Consent will be granted if the Company and the KG and Glatfelter overall do not have any legitimate interest in Mr. Rapp refraining from such side activity.



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3.   The above consent requirement applies also to shareholdings in other undertakings who are competitors, customers or suppliers of the Company if Mr. Rapp can exert direct influence on the business relationship between the Company and the relevant other undertaking due to his position or activities.

4. Publications and lectures which affect the Company's, the KG's or Glatfelter's interests or allow any conclusions regarding the Company, the KG or Glatfelter require the prior written consent of the Executive Vice President and Chief Operating Officer of Glatfelter.


                                     ART. 4
                                   BASE SALARY

1. Mr. Rapp shall receive an annual base salary in the amount of EUR238,095 gross for all of his activities under and in connection with this Agreement The base salary shall be payable in twelve equal monthly installments of EUR19,841.25 gross each at the end of each month.

2. The Compensation Committee of the Glatfelter Board will review Mr. Rapp's base salary annually. Mr. Rapp is eligible for a merit increase effective 1 February 2007. Factors impacting the value of the merit increase include in particular but without limitation budget business conditions, the performance of the Company, the KG and Glatfelter overall as well as Mr. Rapp's personal performance.

3. The base salary and the management bonus (Art. 6) shall each be payable pro rata temporis in the calendar year in which this Agreement commences or ends.

4. Any activities under Art. 3 pan. 1 as well as any activities outside the usual working hours are compensated for by the base salary and the management bonus (Art 6). Should Mr. Rapp, due to activities under Art 3 para. 1, be entitled to a compensation or expense allowance he shall forward such compensation or expense allowance to the Company.

5. Mr. Rapp is obliged to keep strictly confidential the contents of this Agreement within the Company as well as externally.

6. Mr. Rapp shall return to the Company any overpayments of any kind, including receivables from incorrect calculation of taxes, social security contributions and the like. The defense of loss of enrichment under sec. 818 para. 3 Civil Code (Burgerliches Gesetzbuch) is excluded.




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                                     ART. 5
                                  SIGNING BONUS

     Mr. Rapp will receive a signing bonus in the amount of (EUR)40,000 gross which will become due 60 days after the effective commencement date.


                                     ART. 6
                                MANAGEMENT BONUS

1. Mr. Rapp will participate in the management bonus incentive program. Mr. Rapp's annual target management bonus under this program shall be 45% of his base salary, i.e. EUR107,142. Mr. Rapp's maximum management bonus under this program will be 90% of his base salary. The amount of the management bonus shall be determined on the basis of achievement results as determined by the Glatfelter Board.

2. For 2006 the Company guarantees Mr. Rapp a management bonus in the amount of EUR 107,142 which shall be due on or about 31 March 2007.


                                     ART. 7
                       GLATFELTER LONG TERM INCENTIVE PLAN

1. Mr. Rapp will be eligible to participate in the normal Glatfelter long term incentive plan for senior executives with an annual equity value targeted at EUR80,000. The methods of delivery are established by the Glatfelter Board and currently include the use of restricted stock units and cash. Under this plan Mr. Rapp will be eligible each year for a new grant based on his performance and business conditions. Typically, grants are awarded in the first quarter of each plan year.

2. Effective on commencement date, Glatfelter will provide to Mr. Rapp 5,300 restricted stock units as an additional incentive. These units vest over a five-year period and have no associated performance criteria. Mr. Rapp will also receive quarterly dividends in the form of cash for these 5,300 units.

3. This Art. 7 is for information purposes only. Any rights and obligations in relation to Mr. Rapp's participation in the Glatfelter long term incentive plan exist only between Mr. Rapp and PH Glatfelter Company and will be dealt with in a separate agreement between Mr. Rapp and PH Glatfelter Company.



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                                     ART. 8
                           CHANGE OF CONTROL AGREEMENT

     After one year of satisfactory service as determined by the Company Mr. Rapp will be entitled to a change of control agreement. Such agreement shall provide for two years of total compensation (base salary, management bonus and long term incentive) if Glatfelter were acquired by another firm.


                                     ART. 9
                                 OTHER BENEFITS

1. The Company pays the statutory employer contributions for health insurance, nursing care insurance, pension insurance and unemployment insurance. Should Mr. Rapp have taken out private health insurance the Company pays 50% of the premiums for such private health insurance but no more than the statutory employer contribution for health insurance.

2. Mr. Rapp shall receive a car allowance of EUR833 gross per month. Any income tax payable on such car allowance shall be borne by Mr. Rapp.

3. Mr. Rapp will participate in the Company's executive pension plan. Details will be set out in a separate pension agreement.

4. The Company will take out for Mr. Rapp risk life insurance with EUR275,000 death benefit and supplemental accident insurance with EUR100,000 death benefit and EUR275,000 disability benefit Mr. Rapp will name one or more beneficiaries for the death benefits to the Company. These benefits are subject to the terms and conditions of the relevant insurance contract. The insurance premiums will be paid by the Company.

5. The Company will provide executive relocation assistance to Mr. Rapp and his family in connection with his move from Bonn to the greater Gernsbach area. Details will be set out in a separate relocation assistance agreement.


                                     ART. 10
                                    VACATION

1. Mr. Rapp shall be entitled to an annual vacation of 30 days. Vacation shall be taken only following coordination with the Executive Vice President & Chief Operating Officer of Glatfelter.

2. The Federal Vacation Act (Bundesurlaubsgesetz) shall apply in addition hereto.



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                                     ART. 11
                              PREVENTION FROM WORK

1. In the event of illness or any other prevention from work Mr. Rapp shall inform the Executive Vice President & Chief Operating Officer of Glatfelter without undue delay thereof and its expected duration. Upon request, Mr. Rapp shall submit a medical certificate about the illness and its expected duration. For the duration of the illness or any other temporary prevention from work that is not due to Mr. Rapp's fault Mr. Rapp shall continue to receive the base salary under Art. 4 for a period of six months but not beyond the termination of this Agreement.

2. Should the prevention from work continue for more than six months the management bonus under Art. 6 for the relevant business year shall be reduced by 1/12 for each following month.

3. Any benefits Mr. Rapp receives from his health insurance provider(s) for the period of his prevention from work (with the exception of the first six weeks) shall reduce the net base salary (and thereby indirectly also the gross base salary) under para. 1 above. Mr. Rapp shall inform the Company of such benefits on his own initiative.

4. Mr. Rapp herewith assigns to the Company any claims for damages against third parties that have caused his illness or other prevention from work to the extent that the Company continues salary payments under this Agreement.


                                     ART. 12
                                   INVENTIONS

     Rights resulting from inventions which Mr. Rapp, following the commencement of this Agreement, makes in the Company's areas of activity shall become the Company's unrestricted property. Mr. Rapp is obliged to perform all actions and to make all declarations which are necessary to achieve this. The Company shall be free in its discretion to exploit Mr. Rapp's inventions without Mr. Rapp being entitled to a compensation for such exploitation. In addition hereto the Employee Invention Act (Gesetz uber Arbeitnehmererfindungen) shall apply except for the provisions for inventor compensation.


                                     ART. 13
                     CONFIDENTIALITY AND RETURN OF PROPERTY

1. Mr. Rapp shall keep confidential vis-a-vis third parties all Company, KG or CFBU matters which he becomes aware of within the framework of his activities in connection with this Agreement or otherwise. Third parties shall include other members of the Company's staff to the extent that they are not authorized due to their professional activities for the Company to receive such information. The obligation as to confidentiality extends in par-



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     ticular to business and operational secrets, confidential data and information, and product and Company-, KG- or CFBU-related know-how.

2. The obligations under para. 1 above shall survive the termination of this Agreement.

3. Upon the Company's request, at the latest upon the termination of this Agreement, Mr. Rapp shall return to the Company all property of the Company or the KG, all documents regarding Company or KG or CFBU matters and all other work materials received from the Company or the KG that are in his possession, in particular computers, software and other equipment. This obligation includes also documents which are addressed to Mr. Rapp personally but in his role as managing director or Vice President & General Manager and copies of documents which Mr. Rapp has sent personally but in his role as managing director or Vice President & General Manager to third parties. Any right of retention shall be excluded.


                                     ART. 14
                              RESTRICTIVE COVENANT

1. Mr. Rapp shall be obliged during the term of this Agreement and for a period of one year following its termination not to become active for an undertaking which directly or indirectly competes with the Company in the product categories within the CFBU or that is affiliated with such competing undertaking. This covenant not to compete extends also to the establishment, the acquisition and the indirect or direct participation in a competing undertaking. It also applies in favor of the undertakings affiliated with the Company, in particular in favor of the KG.

2. A post-contractual covenant not to compete shall not apply if Mr. Rapp leaves the Company due to having reached the age of 65 years or due to disability or if this Agreement, upon Mr. Rapp's departure, has been in force for less than two years since the effective commencement date.

3. For the term of the post-contractual covenant not to compete Mr. Rapp shall receive compensation in the amount of 50% of his last base salary (Art. 4). The Company may waive the post-contractual covenant not to compete prior to the termination of this Agreement by written declaration with the effect that the obligation to pay compensation ends upon the expiry of a six months period since such declaration. Unless provided otherwise in this Agreement sections 74 ss. Commercial Code (Handelsgesetzbuch) shall apply to the post-contractual covenant not to compete.

4. If Mr. Rapp breaches the covenant not to compete the Company shall be entitled to a contractual penalty of 1/12 of his last base salary (Art. 4) for each breach or for each month during which the breach continues. The right to claim further damage remains unaffected.


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                                     ART. 15
                                  MISCELLANEOUS

1. Following the termination of this Agreement all mutual claims of the parties shall forfeit unless they are claimed in writing from the other party within a period of three months since the termination of this Agreement. If the other party rejects the claim or does not accept it within three weeks the relevant claim shall also forfeit unless it is claimed in court within a period of three months from the notification of the rejection or the expiry of the three weeks period (beginning upon the notification of the claim), as the case may be. This paragraph shall not apply to any claims in relation to the post-contractual restrictive covenant under Art. 14.

2. Any side agreements and changes to this Agreement must be in writing in order to be valid. This also applies to the cancellation or amendment of this written form requirement. Oral side agreements to this Agreement do not exist.

3. Should any provision hereof be or become invalid or impracticable the validity of the other provisions of this Agreement shall not be affected thereby. In such a case the invalid or impracticable provision shall be replaced with a valid and practicable provision which comes as close as possible to what the parties intended the invalid or impracticable provision to achieve commercially.

4. This Agreement, upon its coming into force, replaces the Company's offer letter of 14 May 2006.

5.   This Agreement is subject to the laws of the Federal Republic of Germany.

6. Any dispute arising from this Agreement, including its legal effect and interpretation, shall be decided without recourse to the ordinary courts by arbitration at the Company's headquarters. Details will be set out in a separate arbitration agreement.






York, PA      21/06/06                       /s/ John P. Jacunski
----------------------                       -----------------------------------
(place, date)                                S & H Verwaltungsgesellschaft mbH,
                                             represented by PHG Tea Leaves, Inc.



Bonn, 02/06/2006                             /s/ Martin Rapp
----------------------                       -----------------------------------
(place, date)                                Martin Rapp

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